Exhibit 15.1

上海市乔文律师事务所

SHANGHAI QIAOWEN LAW FIRM

Unit 01, 39th Floor, SK Tower, No.149 Youcheng Road,

Pudong New Area, Shanghai, China

Tel: +86 021 5858 9128

Web:www.qiaowen.com

April 30, 2024

GreenTree Hospitality Group Ltd.

1228 Zhongshan North Road, 200065

Putuo District

Shanghai 200065

People’s Republic of China

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and the region of Taiwan) and as such are qualified to advise on PRC laws, regulations or rules effective on the date hereof.

We are acting as the PRC counsel to GreenTree Hospitality Group Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s Annual Report on Form 20-F for the year ended December 31, 2023 (the “2023 Annual Report”).

We consent to the reference to our firm under the headings “Item 3. Key Information—D. Risk Factors.—Risks Related to Doing Business in China” and “Item 4. Information on the Company—C. Organizational Structure” in the Company’s 2023 Annual Report, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the 2020 Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Seal of SHANGHAI QIAOWEN LAW FIRM

SHANGHAI QIAOWEN LAW FIRM